Exhibit 14
CODE OF ETHICS
FOR EMPLOYEES AND DIRECTORS OF CLEANTECH BIOFUELS, INC. AND SUBSIDIARY
It is the policy of CleanTech Biofuels, Inc. (“CTB”) that all members of the Board of Directors (the “Directors”) and all employees (the “Employees”) of CTB and of each subsidiary of CTB (collectively, the “Company”), advocate and adhere to the following principles governing their professional and ethical conduct in the fulfillment of their respective responsibilities:
General
The Employees and Directors shall, in the course of their duties:
a)	act with honesty and integrity and in an ethical manner and seek to promote the interests of the Company when the opportunity arises;

b)	conduct business honestly and in compliance with all applicable laws and regulations;

c)	promote ethical behavior among subordinates and peers;

d)	act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing their independent judgment to be compromised.
Conflicts of Interest
The Employees and Directors shall avoid conflicts of interest between personal interests and the interests of the Company and seek to avoid even the appearance of a conflict. A conflict of interest may arise when an individual takes actions or has interests or relationships that make it difficult to perform his or her duties objectively and effectively, or when an individual uses his or her position, or Company assets, for improper benefit. Examples of conflict of interest to avoid:
a)	competing, either directly or indirectly, with the Company;

b)
acquiring a financial interest in an entity or entering into an association that interferes or might reasonably be expected to interfere, with the independent exercise of judgment in the best interests of the Company;

c)
soliciting, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift, cash or other personal benefit (unsolicited gifts or business entertainment that are of a type typically exchanged in business relationships and are of nominal intrinsic value may be accepted.);

d)
engaging in a consulting, managerial, employment or investing relationship with a competitor, customer, supplier or other third party dealing with the Company that interferes or might reasonably be expected to interfere with the independent exercise of judgment (other than minimal ownership of publicly traded securities as a passive investment); and

e)
taking or otherwise appropriating for personal benefit, or for the benefit of any other person or enterprise, any Company assets or resources or any opportunity or potential opportunity that arises or may arise in any line of business in which the Company engages or is likely to engage without first notifying and obtaining the approval of the Board of Directors. (For example, directly or indirectly acquiring real property, leaseholds, patents or other properties or rights in which the Company has, or is likely to have, an interest is prohibited unless approved by the Board of Directors.)

Should a conflict or potential conflict arise, the Employees and Directors have a strict duty to promptly disclose the matter to the General Counsel, who shall report such matters to, and seek guidance from, the Audit Committee of CTB’s Board of Directors. An alternative disclosure would be to report directly to the Audit Committee. The General Counsel shall discuss all reports of actual or potential conflicts or violations with the Audit Committee. Reprisals for reporting an actual or possible violation of this Code of Ethics are strictly prohibited. However, the Board of Directors shall take appropriate disciplinary action, including, potentially, dismissal of an Employee or Director who has violated this Code and, if called for, refer the matter to regulatory and law enforcement officials.
The Audit Committee shall have the power and authority to monitor compliance with this Code of Ethics, investigate potential or alleged violations of this Code of Ethics, review conflicts and apparent conflicts of interest, and make recommendations as to changes to, or waivers of, this Code of Ethics to the Board of Directors. Any change or waiver of this Code of Ethics shall be promptly disclosed. Each Employee and Director is required annually to acknowledge and certify as to his or her compliance with this Code of Ethics to the Audit Committee of the Board of Directors of CTB.

Financials
The Employees and Directors shall perform his or her responsibilities in such a manner as to ensure that the books and records of the Company are accurate and that all periodic reports required to be filed with the Securities and Exchange Commission, other reports filed with or made to any government or regulatory authority or body, and public communications made by the Company, including, but not limited to, press releases, contain information that is fair, accurate, timely and understandable. In order to protect the integrity of our information and to ensure the consistency of disclosures, only authorized persons may publicly disclose information on behalf of the Company. Unless specifically authorized by the CEO or General Counsel, never disclose any such information to stockholders, brokers, investment analysts, media or any other member of the investing community.
Laws and regulations
The Employees and Directors shall comply with laws of federal, state and local governments applicable to the Company, and the rules and regulations of agencies having jurisdiction over the Company including, but not limited to, the laws pertaining to antitrust, insider trading of securities, fair disclosure of Company information and anti-bribery/corruption. The Employees and Directors shall also comply with the Company’s Policy on Insider Trading and all other Company policies. The United States Foreign Corrupt Practices Act contains both anti-bribery and mandatory accounting rules intended to prevent the bribery of foreign officials by U.S. companies and their foreign affiliates. When conducting international business, all Employees and Directors should understand the provisions and prohibited activities of the Act to ensure compliance with the law.
Company assets
The Employees and Directors shall use Company assets and resources employed or entrusted to each of them in a responsible manner for legitimate business purposes and shall respect the confidentiality of information not available to the public and acquired in the course of the performance of their responsibilities, disclosing it only as authorized for business purposes or as otherwise legally obligated. The Employees and Directors shall not use Company assets or resources, or confidential information acquired in the course of the performance of their responsibilities, for personal advantage.
Employees should always protect information used to access their computer, including user IDs and passwords. Each employee should use good judgment regarding computer use but never use to improperly disseminate copyrighted or licensed materials or confidential information.
Company funds should never be used for any purpose other than a legitimate business purpose. All expenses, bills and invoices must be accurate and proper. All funds and assets should be protected against misuse, theft or other loss. If you become aware of any improper use of Company funds, contact the Company’s CFO or Audit Committee.

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